Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.284.6206

Cell Therapeutics, Inc. (CTI) Signs Long-Term Manufacturing

Agreement for Pixantrone with NerPharMa

CTI Plans Marketing Authorization Application Filing in Europe This Year

July 14, 2010 Seattle—Cell Therapeutics (“CTI”) (NASDAQ and MTA: CTIC) today announced that it has signed a manufacturing agreement with NerPharMa, S.r.l. (“NerPharMa”) (a pharmaceutical manufacturing company belonging to Nerviano Medical Sciences S.r.l., in Nerviano, Italy) for CTI’s drug candidate pixantrone. The five-year contract between CTI and NerPharMa provides for both the commercial and clinical supply of pixantrone. CTI is developing pixantrone as a treatment option for patients with relapsed or refractory aggressive non-Hodgkin’s lymphoma (“NHL”). CTI is currently preparing to submit a Marketing Authorization Application (“MAA”) in the European Union, and plans to initiate a Phase III trial of pixantrone in patients with relapsed or refractory aggressive NHL in the U.S. Both are planned for this year.

CTI announced on June 14, 2010 that the Italian Medicines Agency (AIFA), the national authority responsible for drug regulation in Italy, had approved the facility at NerPharMa for the production of pixantrone.

“We are pleased to have reached an agreement with NerPharMa for the long-term manufacture of pixantrone,” said Craig W. Philips, President of CTI. “Entering into this agreement puts us one step closer to fulfilling our mission of being able to provide pixantrone to patients with relapsed or refractory aggressive NHL, a setting for which there are currently no approved treatment options.”

About Pixantrone

Pixantrone is a novel aza-anthracenedione that has distinct structural and physio-chemical properties that make its anti-tumor activity unique in this class of agents. Similar to anthracyclines, pixantrone inhibits Topo-isomerase II but unlike anthracyclines—rather than intercalation with DNA—pixantrone alkylates DNA—forming stable DNA adducts, with particular specificity for CpG rich, hyper-methylated sites. These structural differences resulted in significantly enhanced anti-lymphoma activity compared to doxorubicin in preclinical models. In addition, the structural motifs on anthracycline-like agents that are responsible for the generation of oxygen free radicals and the formation of toxic drug-metal complexes have also been modified in pixantrone to prevent the binding of iron and perpetuation of superoxide production—both of which are the putative mechanism for anthracycline induced acute cardiotoxicity. These novel pharmacologic differences may allow re-introduction of anthracycline like potency in the treatment of relapsed/refractory aggressive lymphoma without unacceptable rates of cardiotoxicity.

www.CellTherapeutics.com

About Nerviano Medical Sciences (NMS)

Nerviano Medical Sciences is the largest pharmaceutical research and development facility in Italy and one of the largest oncology-focused, integrated discovery and development companies in Europe.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.celltherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory, aggressive NHL as determined by the European Medicines Agency (“EMEA”), that CTI may not submit its MAA to the EMEA, that the EMEA may not approve CTI’s new drug application for pixantrone, that CTI may not initiate a Phase III trial of pixantrone in the U.S., CTI’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone, and the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact: Dan Eramian T: 206.272.4343 C: 206.854.1200 E: deramian@ctiseattle.com www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.282.7100

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors

Medical Information Contact:

T: 800.715.0944

E: info@askarm.com

www.CellTherapeutics.com